Exhibit 99.2

Alpha and Omega Semiconductor Limited
Prepared Remarks for the Investor Conference Call
for the Fiscal Quarter Ended December 31, 2020

February 4, 2021

Gary Dvorchak (Moderator)

Good afternoon, everyone, and welcome to Alpha and Omega Semiconductor’s conference call to discuss fiscal 2021 second quarter financial results.  I am Gary Dvorchak, Investor Relations representative for AOS.  With me today are Dr. Mike Chang, our CEO, Yifan Liang, our CFO, and Stephen Chang, our President.  This call is being recorded and broadcast live over the Web.  A replay will be available for seven days following the call via the link in the Investor Relations section of our website.

Our call will proceed as follows.  Mike will begin with strategic highlights.  Then, Stephen will provide business updates and a detailed segment report.  After that, Yifan will review the financial results and provide guidance for the March quarter.  Finally, we will have the question-and-answer session.

The earnings release was distributed over wire services today, February 4, 2021, after the close of market.  The release is also posted on the company's website.  Our earnings release and this presentation include certain non-GAAP financial measures.  We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures that we provide. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in the earnings release.

We remind you that during this conference call, we will make certain forward-looking statements, including discussions of the business outlook and financial projections.  These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations.  For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC.  We assume no obligations to update the information provided in today's call.

Now, I will turn the call over to our CEO, Mike, to provide strategic highlights.  Mike?

Mike Chang (Chief Executive Officer)

Thanks, Gary.  I would like to welcome everyone to today's call.  I am excited to be speaking with all of you again today and to report an excellent quarter and finish to calendar year 2020.

In the December quarter, we saw solid shipments across most of our product categories, leading to results ahead of expectations.  We grew revenue by 35% year-over-year to $159 million.  We achieved higher utilization at our manufacturing facilities.  We continued to be disciplined with our spending.  All of this led to records in non-GAAP gross margin of 31.4% and non-GAAP EPS of $0.65.  Yifan will go into more details on our financial performance later.  I am really pleased by our team's execution.  The operational controls and efficiencies that we have implemented are positively impacting our bottom line.

For investors who may be new to our story, our mission is to become a leading designer, developer, and global supplier of a broad portfolio of power semiconductors.  This mission drives our strategic focus and the work we do.

Computing has been a core market for us, but we have successfully diversified our business by expanding into other market segments, including Consumer, Communications, Power Supply and Industrial.  Our strong engineering team and technical expertise enable us to develop a broader variety of power discrete and power IC technology platforms.  This positions us to expand our product offerings and deliver complete power solutions for more targeted applications.

On the manufacturing front, we continue to ramp our capacity at our JV fab in Chongqing.  This provides us with flexible capacity management and geographically diversifies our supply chain, which is critical to supporting our growth for years to come.  Yifan will update you on the progress of the JV fab in a few moments.

I am proud of what our team has accomplished and the groundwork we are laying for long-term and sustainable success.  Obviously, we faced tremendous challenges in calendar year 2020, including the global COVID-19 pandemic, trade conflicts, and political and social unrest in different parts of the world.  Despite these challenges, we made significant progress toward achieving our target of $600 million annual revenue for calendar year 2021.  We did this by developing a healthy pipeline of new products, new design wins, and new customers.

Now, I will turn the call over to Stephen for an update on our business and a detailed segment report.  As you know, we recently promoted Stephen to President.  He will now be responsible for all day-to-day operations of AOS.  My role will gradually transition to a higher-level leadership role, overseeing the company’s strategic direction.  Stephen has done an outstanding job at AOS over the years, and I am fully confident in his ability to lead AOS in the next phase of rapid growth.  Stephen, the floor is yours!

Stephen Chang (President)

Thank you, Mike, and good afternoon, everyone.  I will start with an update on our business and then provide detailed segment highlights for the December quarter.

Our business momentum has accelerated over the past several quarters, due to our advanced product portfolio, marketing strategy, and growing production capacity.  As we stated previously, our strategy is now to create advanced “total solution” products in close partnership with our customers.  These products leverage our expertise in power, and move beyond commodity parts into multi-socket optimized solutions that make our customer products more reliable and efficient.  For example, our recent design wins in a gaming system and in a new PC graphic card platform, as well as our high growth in home appliance applications and battery protection solutions, demonstrate how we have deepened strategic partnerships with tier-one global OEM customers.  We expect to accelerate growth by winning new customer engagements with an expanding pipeline of new products and increasing BOM content.

Of course, our large global customers would not partner with us if we could not deliver our solutions at scale.  As you know, we have been ramping production at the JV fab in Chongqing.  Supply from the JV fab has enabled us to win new large-scale customers, while also regaining market share at others that we were struggling to supply.  We have crossed several milestones at the JV fab, which Yifan will elaborate on shortly.

In addition to the traction we are gaining from the successful execution of our strategy, we are also blessed with strong industry tailwinds.  Industry-wide supply is tight as demand remains strong across various market segments, including Computing, Consumer, and Communications.  We are on allocation as well, and are optimizing our operations, product mix and capacity allocation to key product lines.  We are working closely with our strategic customers to meet their procurement needs.  Our customers appreciate our commitment to enabling their growth and executing on our mission.

Now, let me now provide a detailed review of each of the business segments.

Let’s start with Computing. Revenue was up 32.9% year over year, representing 40.7% of our total revenue.  Revenue was down 3.3% sequentially after an unusually strong September quarter.  Graphics cards were strong, while demand for PC-related products declined seasonally as we passed the peak build for the western holidays.  This momentum in Computing is a direct result of our strategy of partnering with our customers to create total power solutions, which increases our content.  Looking ahead, we expect overall Computing revenue to return to sequential growth in the March quarter.  We expect solid demand at our ODM customers, attributable to ongoing work-from-home and remote learning trends.  This will be partially offset by a slight decline in graphics card shipments due to the Chinese New Year holiday.  While we are on allocation, we expect to have sufficient capacity to resume sequential growth.

Moving on, the Consumer segment was up 67.3% year-over-year, representing 22.3% of total revenue in the December quarter.  Like Computing, Consumer revenue also decreased sequentially by 3.4%, which was expected when comparing to the strong September quarter.  Home Appliances drove growth in this segment, as a key strategic customer in Korea ordered high volumes of Intelligent Power Modules (IPM).  In contrast, our new gaming console customer reduced its build plan in response to shortages of other system components.  This enabled us to redirect some production to support other customers and products.  Gaming is anticipated to resume growth in the March quarter.  We are excited about this gaming customer, as it shows the strength of our “strategic supplier” approach.  In their console, we have multiple sockets covering several of our products, including Power ICs and MOSFETs, a great example of how we can drive growth through greater percentage of BOM.  We expect this segment to decrease double-digits primarily due to the seasonal decline of TV business and a decline in Home Appliances business due to a delay in supply. These declines will be partially offset by meaningful growth in Gaming.

Next, let’s move to the Communications segment, which was 17.0% of total revenue in the quarter, up 32.5% sequentially and up 27.9% year-over-year.  This segment played out as expected, driven by the strong demand for battery protection during the peak build season for one of our global smartphone customers.  We also grew revenue from China-based smartphone customers in the December quarter. As we pass the peak build, we expect a sequential decline in the March quarter.  However, our long-term outlook is solid as we have broadened our battery protection design wins at multiple customers globally, and we are supporting this overall growth from our Chongqing JV fab.

Finally, let’s discuss the Power Supply and Industrial Segment, which accounted for 18.2% of total revenue.  This segment was up 15.4% sequentially and up 14.3% year-over-year.  The solid growth was due to two factors.  First, quick chargers were exceptionally strong, due to demand for travel adaptors used for tablets as well as the shift in China from 60V to 100V.  Sequentially, we doubled shipments of 100V products.  Meanwhile, we regained our market position in both cost-effective 60V quick-charger solutions and at a power tool customer.  The recovery was due to our ability to supply those customers from the JV fab.  Looking ahead, we see continued strength into the March quarter and expect this segment to be up single digits, as Quick Charger remains strong and AC-DC continues to grow.

Overall, I am excited by the momentum we are seeing in our business. We have a strong pipeline of design wins with our major customers. Our strategy to focus on more differentiated product solutions that have higher value and margins is paying off and our operational discipline is adding leverage to our model.  I am very encouraged by our execution and the progress we are making towards a stronger future for AOS.

With that, I will now turn the call over to Yifan for a discussion of our fiscal second quarter financial results and our outlook.

Yifan Liang (Chief Financial Officer)

Thank you, Stephen.  Good afternoon everyone and thank you for joining us.

Before I dive into the financials, I want to highlight some key milestones at the JV Company, which Stephen alluded to a few minutes ago.  We started the construction of the JV Company four years ago as we anticipated additional capacity requirement based on our longer-term growth plan at that time.  The 12” fab commenced its production in July 2019 and the assembly and test facility started a bit earlier.  The JV Company’s production ramp in the past year has played a significant role in our recent business growth.  In the December quarter of 2020, the JV Company achieved positive EBITDA for the third consecutive quarter.  We are very encouraged by the progress the JV Company has made in its production ramp.   Beginning in the December quarter, we no longer report the production ramp up cost as a non-GAAP item.  We expect the JV Company to generate another sequential volume growth in the March quarter and approach the Phase I target run rate in the September quarter.  Beyond Phase I, the JV Company will provide us with flexible capacity management and geographic diversification of our supply chain.  As part of our next phase of the growth plan, we are planning the Phase II expansion, and will offer more details in the quarters ahead.

Now let’s turn to financial results.

Revenue for the December quarter was $158.8 million, up 4.8% from the prior quarter and up 34.8% from the same quarter last year.

In terms of product mix, DMOS revenue was $118.5 million, up 3.6% from the prior quarter and up 19.3% year-over-year.  Power IC revenue was $37.4 million, up 8.5% from the prior quarter and up 122.2% from a year ago.  Assembly service revenue was $2.9 million as compared to $2.7 million last quarter and $1.7 million for the same quarter last year.

Non-GAAP gross margin for the December quarter was 31.4%, up from 29.0% in the prior quarter and up from 28.3% in the same quarter last year.  The quarter-over-quarter increase in non-GAAP gross margin was mainly driven by the higher utilization and operational efficiency as well as favorable product mix.  Non-GAAP gross margin excluded $0.8 million of amortization of purchased IP for both December and September quarters.  In addition, non-GAAP gross margin excluded $0.4 million of share-based compensation charges for the December quarter and for the prior quarter as well as for the same quarter last year, respectively.

Non-GAAP operating expenses for the December quarter were $31.5 million, compared to $28.6 million for the prior quarter and $25.7 million for the same quarter last year.  The quarter-over-quarter increase primarily reflected higher variable compensation accruals based on the better than expected results for calendar year 2020.  Non-GAAP operating expenses for the quarter excluded $2.8 million of share-based compensation charges and $0.8 million of legal expenses related to the government investigation.  This compares to $2.5 million of share-based compensation charges and $1.1 million of legal expenses related to the investigation for the prior quarter, as well as $2.1 million of share-based compensation charges for the same quarter last year.

Income tax expense for the quarter was $0.7 million, compared to $1.0 million for the prior quarter and $0.6 million for the same quarter last year.

Non-GAAP EPS attributable to AOS for the quarter was 65 cents per share as compared to 55 cents for the prior quarter and 23 cents for the same quarter last year.

AOS continued to generate positive operating cash flow.  AOS on a stand-alone basis generated $35.7 million of operating cash flow in the December quarter, as compared to $12.7 million in the prior quarter and $12.5 million in the same quarter last year.  In the December quarter, we received a $10 million customer deposit for securing supply.

The JV Company generated positive operating cash flow of $0.4 million in the December quarter, compared to $2.9 million and $3.5 million of cash flow used by the JV Company in the prior quarter and the same quarter last year, respectively.

Consolidated EBITDAS for the December quarter was $31.6 million, compared to $27.6 million for the prior quarter and $13.9 million for the same quarter last year.  EBITDAS attributable to AOS for the quarter was $25.3 million as compared to $22.2 million for the prior quarter and $12.5 million for the same quarter last year.  EBITDAS for the JV Company was $6.0 million in the December quarter, as compared to $4.6 million for the prior quarter and negative $2.2 million for the same quarter last year.

Now let’s look at the balance sheet.

We completed the December quarter with cash balance of $181.0 million, including $142.3 million at AOS and $38.7 million at the JV Company.  This compares to $154.7 million at the end of last quarter, which included $112.7 million at AOS and $42.0 million at the JV Company.  Our cash balance a year ago was $107.2 million, including $86.2 million at AOS and $21.0 million at the JV Company.

The bank borrowing balance at the end of December was $175.2 million, including $28.5 million at AOS and $146.7 million at the JV Company.  During the quarter, the JV Company borrowed $7.7 million working capital loan.  AOS and the JV Company repaid $2.1 million and $9.6 million of existing loans, respectively.

Net trade receivables were $24.9 million at the end of the December quarter, as compared to $26.3 million at the end of the prior quarter and $33.9 million for the same quarter last year.  Days Sales Outstanding for the December quarter was 21 days, compared to 18 days in the prior quarter.

Net inventory was $144.3 million at quarter-end, up from $137.7 million last quarter and up from $117.6 million in the prior year.  Average days in inventory were 115 days for the quarter, compared to 113 days in the prior quarter.

Net Property, Plant and Equipment was $430.8 million, up from $421.6 million last quarter and up from $416.1 million last year.  Capital expenditures were $13.4 million for the quarter, including $6.9 million at AOS and $6.5 million at the JV Company.

With that, now I would like to discuss the guidance for the March quarter.

We expect:

●	Revenue to be approximately $157 million, plus or minus $3 million.
●
GAAP gross margin to be 28.7% plus or minus 1%.  We anticipate non-GAAP gross margin to be 29.5% plus or minus 1%.  Non-GAAP gross margin excludes $0.8 million amortization of acquired IP and $0.5 million of estimated share-based compensation charges.

●
GAAP operating expenses to be in the range of $33.8 million plus or minus $1 million.  Non-GAAP operating expenses are expected to be in the range of $29.5 million plus or minus $1 million.  Non-GAAP operating expenses exclude $3.3 million of estimated share-based compensation charges and $1.0 million of estimated legal expenses relating to the government investigation.

●	Income tax expense to be approximately $0.7 million to $1.0 million.
●	Loss attributable to non-controlling interests to be approximately $0.2 million.

As part of our normal practice, we are not obligated to update this information.  With that, we will open the call for questions.  Operator, please start the Q&A session.

Closing:
This concludes our earnings call today.  Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Special Notes Regarding Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance.  These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, noncontrolling interest and share-based compensation expenses, production ramp up costs and annual revenue and growth objectives; statements regarding expected financial performance of market segments,; expectation with respect to ramp up activities and target run rate at the JV Company and timeline for production and operation; the ability of the JV Company to support market demand and growth; anticipated sales for each product segment; our ability and strategy to develop new products; projected mid-term annual revenue target; fluctuation in customer demand and market segments; the execution of our business plan and strategies; and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the impact of COVID-19 pandemic on our business operation; our ability to successfully operate our joint venture in China; our ability to develop and succeed in the digital power business; difficulties and challenges in executing our diversification strategy into different market segments; new tariffs on goods from China; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; decline of the PC industry and our ability to respond to such decline; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, the state of semiconductor industry and seasonality of our markets, our ability to maintain factory utilization at a desirable level; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2020 filed by AOS on September 2, 2020. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements.  Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements.  You should not place undue reliance on these forward-looking statements.  All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.

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